Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BETWEEN
ENCANA OIL & GAS (USA) INC.
AND
DELTA PETROLEUM CORPORATION
COLUMBIA RIVER BASIN AREA,
STATE OF WASHINGTON

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION
ARTICLE 2	SALE
ARTICLE 3	PURCHASE PRICE
ARTICLE 4	ALLOCATIONS
ARTICLE 5	ADJUSTMENTS
ARTICLE 6	OPERATIONS AFTER EXECUTION OF AGREEMENT
ARTICLE 7	ACCOUNTING AND PRODUCTION INFORMATION
ARTICLE 8	PREFERENTIAL RIGHTS
ARTICLE 9	VALUE OF ASSETS
ARTICLE 10	TITLE REVIEW
ARTICLE 11	ENVIRONMENTAL REVIEW
ARTICLE 12	CONVEYANCES
ARTICLE 13	SELLER’S REPRESENTATIONS AND WARRANTIES
ARTICLE 14	PURCHASER’S REPRESENTATIONS AND WARRANTIES
ARTICLE 15	BREACH OF REPRESENTATIONS AND WARRANTIES AND LIABILITY LIMITED
ARTICLE 16	ASSUMPTION BY PURCHASER
ARTICLE 17	CLOSING CONDITIONS
ARTICLE 18	TERMINATION
ARTICLE 19	POST-CLOSING OBLIGATIONS
ARTICLE 20	GENERAL PROVISIONS

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated September 15, 2008, is between ENCANA OIL & GAS (USA) INC., a Delaware corporation (hereinafter referred to as the “Seller”), and DELTA PETROLEUM CORPORATION, a Delaware corporation (hereinafter referred to as the “Purchaser”).
     WHEREAS Seller desires to sell and convey the Assets to Purchaser, and Purchaser desires to purchase and receive the Assets from Seller;
     IN CONSIDERATION of the premises hereto and of the covenants, warranties, representations, agreements and payments herein set forth and provided for, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
INTERPRETATION
1.01	Definitions: In this Agreement, including the premises hereto, this clause and each Schedule, the words and phrases set forth below shall have the meaning ascribed thereto, namely:
(a)	“Abandonment Costs” means the projected cost and expense for the plugging and abandonment of the Wells and the restoration of the surface of the Lands described in clause 5.01 below.

(b)	“Adjustment Procedure” means the provisions comprising Schedule “D”;

(c)	“Assets” means the following, excepting and excluding the Excluded Properties:
(i)	The undivided interests described in Schedule “A-1” hereto in and to the Leases, insofar as the Leases cover and relate to the Lands described in Schedule “A-1” hereto. It is the intent of the Parties that the Lands and Leases include all of Seller’s right, title and interest in and to the Leases and the Lands including, without limitation, fee, mineral, royalty, leasehold, working, operating, carried working, contractual, overriding royalty, net revenue, net profits, reversionary and any other rights and interests of a similar nature, together with all other rights and interests arising by operation of law or otherwise in connection with the pooling, unitization or communitization of any of the Leases or any portion of the Lands;

(ii)	The undivided interests in and to the Wells;

(iii)	All of Seller’s right, title and interest in, to and under the Petroleum Substances;

(iv)	All of Seller’s right, title and interest in, to and under the Material Agreements;

(v)	All of Seller’s right, title and interest in, to and under the easements, rights-of-way, permits, licenses, servitudes, access agreements, surface use agreements or other similar interests affecting the Leases, the Lands or the Wells (collectively, the “Surface Rights”); and
(vi)	All of Seller’s right, title and interest in and to the Records;
(d)	“Assignment” means the assignment, conveyance and bill of sale attached hereto as Schedule “C.”

(e)	“Business Day” means a week day (other than a Saturday or Sunday), excluding all statutory holidays in the City of Denver;

(f)	“Claims” means any and all claims, demands, complaints, causes of action, suits, actions, appeals, accounts, debts, damages, awards, penalties, fines, judgments, recoveries, settlements, duties, obligations, liabilities, losses, indemnities, costs and expenses (including, without limitation, court costs, expert witness fees and reasonable attorneys’ fees);

(g)	“Closing” means the transfer of the Assets by Seller to Purchaser and the payment by Purchaser of the Purchase Price therefore, all as contemplated by this Agreement;

(h)	“Closing Date” means on or before the later of the 30th day of September, 2008, or the third Business Day following the day on which all ROFRs shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised have expired, or such other date as agreed to by the Parties, it being the intent of the Parties to close as soon as practical after the execution of this Agreement;

(i)	“Closing Time” means 10:00 a.m. Mountain Daylight Time; or at a time agreed upon by the Purchaser and the Seller.

(j)	“Dollars” and “$” means dollars of the lawful money of the United States of America;

(k)	“Effective Date” means 12:01 a.m., Mountain Daylight Time, on the Closing Date;

(l)	“Excluded Properties” means all of Seller’s right, title and interest in and to: (i) intellectual property and trade secrets, and all information which Seller cannot lawfully disclose or assign to Purchaser due to third party restrictions; (ii) corporate, financial and tax records, except those tax records for production, severance and property taxes allocable to the Assets; and (iii) all documents, memoranda, correspondence and other communications that may be protected by an attorney-client privilege or the attorney work-product privilege, excepting out any and all title opinions or other curative documents related to the Assets;

(m)	“Lands” means the lands set forth and described in Schedule “A-1” and the Petroleum Substances within, upon and under such lands, together with the right to explore for and recover same, all insofar as such are granted by the Leases;

(n)	“Leases” means collectively the leases, reservations, permits, licenses or other documents of title set forth and described in Schedule “A-1” by virtue of which the holder thereof is entitled to explore, drill, produce, take, own and/or remove the Petroleum Substances;

(o)	“Material Agreements” means agreements, contracts, licenses, permits, options, leases, franchises and other documents related to the ownership or operation of the Lands, the Leases, the Wells, the Petroleum Substances or the Surface Rights including, without limitation, joint operating, exploration, unit, farm-out, acreage contribution, pooling, communitization, participation, bottom-hole, AMI, option, gathering, processing, transportation, and other agreements and contracts, and orders, rulings and decisions of state and federal regulatory authorities, all as described in Schedule “B” hereto;

(p)	“Parties” means the parties to this Agreement and “Party” means any one of them;

(q)	“Permitted Encumbrances” means:
(i)	the terms and conditions of the Leases;

(ii)	the landowners’ royalty, overriding royalties and other burdens described in Schedule “A-1”;

(iii)	agreements and plans relating to pooling or unitization set forth and described in Schedule “A-1”;

(iv)	easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(v)	the right reserved to or vested in any government or other public authority by the terms of any statutory provision, to terminate any of the Leases or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)	the right of any governmental authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property;

(vii)	rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

(viii)	undetermined or inchoate liens incurred or created as security in favor of the person conducting the operation of any of the Assets for Seller’s proportionate share of the costs and expenses of such operations;

(ix)	liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets;

(x)	the ROFRs shown in Schedule “A-1”;

(xi)	required third party consents to assignment, preferential purchase rights and similar agreements where such waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right, and such right has terminated;

(xii)	rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(xiii)	conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights; and

(xiv)	mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases;
(r)	“Petroleum Substances” means petroleum, oil, gas, condensate and other hydrocarbons produced from the Wells, or the Lands, or attributable thereto, or to lands pooled or unitized therewith;

(s)	“Place of Closing” means the offices of Seller located at Suite 1700, 370 Seventeenth Street, Denver, Colorado 80202;

(t)	“Post-Closing Date” means that date, being the first business day, 90 days after the Closing Date, or sooner if agreed to by the Parties.

(u)	“Prime Rate” means the annual rate of interest, based upon a year of 365 days, designated as the prime rate, by the Bank of Oklahoma, for U.S. dollar commercial loans, in effect from time to time;

(v)	“Purchase Price” shall have the meaning ascribed to such term in clause 3.01;

(w)	“Records” means all of Seller’s books and records related the Leases, the Lands, the Wells, the Petroleum Substances, the Material Agreements or the Surface Rights including, without limitation: (A) leases, assignments, contracts, rights of way, surveys, maps, plats, correspondence, and other documents and instruments; (B) division of interest, suspended funds data, and accounting records (excluding Seller’s state and federal income tax information); (C) severance, production and property tax records; (D) well files, logs, operations and maintenance records; (E) geological, geophysical, seismic, gravity, magnetic, electro-magnetic, petrophysical, engineering and reservoir data, tests, samples, surveys, studies, reports, maps, interpretations and all other materials relating to the Lands;

(x)	“ROFR” means a right of first refusal, pre-emptive right of purchase or similar right whereby a third party has the right to acquire or purchase a portion of the Assets as a consequence of Seller having agreed to sell the Assets to Purchaser in accordance with the terms of this Agreement;

(y)	“Wells” means the Anderson, Anderville Farms and Brown wells described in Schedule “A-1”, which are the subject of the adjustments to the Purchase Price pursuant to clause 5.01.
1.02	Schedules: Appended hereto are the following Schedules:

—	Schedule “A-1” —	The Leases, the Lands and the Wells
—	Schedule “B” —	The Material Agreements
—	Schedule “C” —	The Assignment
—	Schedule “D” —	Adjustment Procedure
all of which are incorporated into and form part of this Agreement by this reference as fully as though contained in the body of this Agreement.
1.03	References and Certain Rules of Interpretation: Unless otherwise specified in this Agreement:
(a)	references to articles, clauses, subclauses and Schedules are to articles, clauses, subclauses and Schedules in this Agreement;

(b)	the terms “Agreement”, “hereto”, “herein”, “hereby, “hereunder”, “hereof” and similar expressions refer to this Agreement, including any Schedules hereto and include any agreement or instrument which amends, modifies, or is supplementary to this Agreement;

(c)	the singular includes the plural and vice versa;

(d)	gender references shall be read with such changes as may be required by the context; and

(e)	“including” and “in particular” are used for illustration or emphasis only and not to limit the generality of any preceding words, whether or not non-limiting language (such as “without limitation”, “but not limited to” and similar expressions) is used with reference thereto.
1.04	Headings: The headings of articles, clauses and subclauses herein and in the Schedules are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof.

1.05	Conflict: In the event of conflict or inconsistency between a provision in the body of this Agreement and a provision in any of the Schedules, the provision in the body of this Agreement shall prevail to the extent of the conflict or inconsistency.

1.06	Invalidity: If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein, unless the deletion would result in such a material change to cause the completion of the transactions contemplated herein to be unreasonable.
1.07	Construction: This Agreement has been prepared through the joint efforts of the Parties and shall not be construed against a Party by reason of having been prepared by such Party.

1.08	Knowledge: Where in this Agreement a representation or warranty is made on the basis of the knowledge of Seller, such knowledge consists only of the actual knowledge of those current officers and managers of Seller who are primarily responsible for the management of the Assets, without any specific inquiry or investigation or any review of the Records, and does not include knowledge of any other person or persons or constructive or imputed knowledge.
ARTICLE 2
PURCHASE AND SALE
2.01	Purchase and Sale: Seller agrees to sell, assign and convey to Purchaser the Asset, and Purchaser agrees to purchase and acquire from Seller the Assets, all in accordance with the terms and conditions set forth in this Agreement and subject to the Permitted Encumbrances.

2.02	Closing: Closing shall take place at the Place of Closing, at the Closing Time on the Closing Date or at such other place or at such other time as Seller and Purchaser may agree.

2.03	Title and Risk of Loss: The Assets shall be in the possession and remain at the risk of Seller until the Closing. Upon Closing, title and risk to the Assets will pass to Purchaser.
ARTICLE 3
PURCHASE PRICE
3.01	Price:
(a)	The purchase price to be paid by Purchaser for the Assets shall be, subject to adjustments as herein provided, U.S. Twenty-five Million Dollars ($25,000,000.00)(the “Purchase Price”), which sum shall be paid by Purchaser to Seller on the Closing Date at the Closing by way of wire transfer, to the account designated by Seller in writing to Purchaser not later than three (3) Business Days prior to Closing.
3.02	Taxes:
(a)	Notwithstanding anything contained herein, it is expressly agreed that the Purchase Price shall not include any taxes, assessments, fees and charges levied by any governmental authority in respect of the within transaction or imposed upon any of the Assets as a result of the transactions provided for in this Agreement;
(b)	In the event that Seller is required to collect any taxes, assessments, fees or charges on behalf of any governmental authority including, without limitation, applicable goods and services taxes, from Purchaser in respect of the within transaction or imposed upon any of the Assets, then Purchaser shall pay the amount of such taxes, assessments, fees or charges to Seller, and Seller shall remit those amounts to the relevant taxing authority as required by law.
3.03	Other Considerations: The Parties have taken into account Purchaser’s assumption of responsibility for the future abandonment and reclamation costs associated with the Assets, as set forth in this Agreement, and Seller’s release of responsibility therefor when they determined the Purchase Price, except as set forth in clause 5.01.
ARTICLE 4
ALLOCATIONS
4.01	Allocations: The Purchase Price payable by Purchaser pursuant to clause 3.01 shall be allocated amongst the Assets in accordance with the mutual agreement of the Parties based upon $63.45 per net mineral acre covered by the Leases.
ARTICLE 5
ADJUSTMENTS
5.01	Wells: Purchaser hereby elects to include the Wells in the Assets assigned by Seller and acquired by Purchaser hereunder. The adjustments to the Purchase Price shall include a reduction of the Purchase Price equal to Seller’s proportionate share of the Abandonment Costs for the Wells. On or before the Post Closing Date, the Parties shall use commercially reasonable efforts to reach agreement upon the Abandonment Costs for the plugging and abandonment of the Wells and the reclamation of the surface in compliance with all applicable laws, rules, regulations and orders. The Abandonment Costs shall include compliance with all terms and requirements imposed by the Washington State Division of Natural Resources (“DNR”) which are within the DNR’s jurisdiction, including, as appropriate and without limitation, those set forth in the letter dated September 17, 2008 from David Norman to Gary Houghton, a copy of which has been provided to Purchaser.

5.02	Apportionment as of Effective Date: Subject to the Adjustment Procedure, all benefits and obligations of every kind and nature accruing, payable or paid and received or receivable in respect of the Assets, including maintenance, development, capital and operating costs and the revenue (after tax) from the sale of production, shall be apportioned between Seller and Purchaser as of the Effective Date, including, without limitation:
(a)	subject to clause 6.01, the amount of all costs and expenses arising in connection with or attributable to the acquisition, drilling, exploration, development and operation of the Assets after the Effective Date including, without limitation, all joint interest billings, lease operating expenses, lease bonus, rentals and shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, work-over expenses, geological, geophysical and any other exploration or development expenditures, together with the operator’s reimbursement of direct costs and applicable overhead chargeable under applicable operating agreements, or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America;
(b)	deposits made by Seller relative to operations on the Lands;

(c)	surface and mineral rentals and any similar payments made by Seller to preserve any of the Leases or surface rights;

(d)	severance and ad valorem taxes, assessments and levies;

(e)	expenditures relating to the Assets which have been authorized prior to the Closing Date shall be adjusted on the basis of the date upon which the work was performed or the goods were supplied; and

(f)	all Petroleum Substances in inventory which have been produced from the Lands at the Effective Date, do not comprise part of the Assets and remain the property of Seller and the proceeds from the sale thereof shall accrue and belong to Seller.
5.03	Title Failure — Post-Closing Adjustment: Subject to clause 18.01, it is the intent of the Parties that, at Closing, Seller will assign to Purchaser the Leases covering a minimum of 394,039 net acres, with no additional lease burdens reserved by Seller. On or before thirty (30) days after the Closing, Purchaser shall deliver to EnCana written notice of all asserted defects or objections (“Title Defects”), only if the cumulative asserted value of all Title Defects is equal to or more than five percent (5%) of the Purchase Price. Seller shall then have ten (10) business days following receipt of such notice to cure said Title Defect(s) to the reasonable satisfaction of Purchaser. If at the end of the ten-day period the value of the uncured asserted Title Defects still exceeds five percent (5%) of the Purchase Price, Seller shall refund to Purchaser $63.45 per net acre covered by the Leases affected by the uncured Title Defects in excess of five percent (5%) of the Purchase Price, and Purchaser shall reassign to Seller the affected Leases.
ARTICLE 6
OPERATIONS AFTER EXECUTION OF AGREEMENT
6.01	Activities After Execution: Seller agrees to inform, from time to time, Purchaser of all material activities proposed with respect to the Assets by Seller and others to take place between the execution of this Agreement and the Closing Date.

6.02	Insurance: Seller agrees to maintain any presently existing policies of insurance covering the Assets from the date hereof to the Closing Date.

6.03	Consents, Waivers and Approvals: Prior to Closing, Seller shall have obtained all consents, waivers of preferential rights and approvals necessary to assign the Assets to Purchaser from SWEPI LP, Exxel Energy (USA) Inc. and Netco Energy Inc. pursuant to the Acquisition and Exploration Agreements effective as of August 1, 2007 (Block A and Block B).

6.04	Lease Administration. After the Closing, Seller will continue to administer the Leases for a period not to exceed 12 months after the Closing Date and Purchaser shall pay Seller for an administrative fee for maintaining the leases payments for an administrative fee not to exceed $70,000. Seller shall use Seller’s reasonable efforts in good faith to administer the Leases after Closing, but Seller shall have no liability except for Seller’s willful misconduct. Seller will invoice Purchaser for all rentals, lease renewals or any other costs related to the administration of the leases on a monthly basis, as well as the costs to administer the Leases. Invoices will be due and payable within 30 days of receipt by Purchaser. Seller shall deliver to Purchaser monthly lease rental reports at least 60 days before the rentals are due. Absent any notice from Purchaser, Seller shall pay all rentals at least 21 days prior to the applicable rental due date. Seller shall deliver to Purchaser written confirmation of rental payment within two weeks from the date the check is issued.
ARTICLE 7
ACCOUNTING AND PRODUCTION INFORMATION
7.01	Accounting and Production Information: Seller shall, up to and including the Closing Date, subject to any and all contractual restrictions on it, make available to Purchaser and its authorized representatives for inspection at a location in the City of Denver the Records and provide, if requested by Purchaser, copies of same at Purchaser’s expense.
ARTICLE 8
PREFERENTIAL RIGHTS
8.01	Notices: If any of the Assets are subject to a ROFR, Seller shall promptly serve all notices required under the ROFR. Each such notice shall include a request for a waiver of the ROFR.

8.02	Exercise: In the event a third party exercises any such ROFR, the Assets that are the subject of such ROFR shall be removed from and no longer be subject to the terms of this Agreement, and the Schedules hereto shall be deemed to be amended accordingly. There shall be deducted from the Purchase Price the amount so allocated by the Parties with respect to such Assets pursuant to clause 9.01, provided that if such exercise by a third party follows an arbitration binding on Seller or a final (non-appealable) determination of a Court, which results in a change in the value of the Assets that are the subject of that ROFR, then that changed value shall be deducted from the Purchase Price.

ARTICLE 9
VALUE OF ASSETS
9.01	Value for ROFR: Purchaser shall upon execution of this Agreement, supply to Seller the value placed by Purchaser (acting reasonably and in good faith) on any of the Assets with respect to which Seller is required to give notice pursuant to clause 8.01.

9.02	Value of Balance: In addition to clause 9.01, Purchaser shall upon execution of this Agreement, supply to Seller the value placed by Purchaser (acting reasonably and in good faith) on the remaining Assets with respect to which Seller is not required to give notice pursuant to clause 8.01. Should Purchaser not provide the values required pursuant to this clause 9.02, Seller may (acting reasonably and in good faith) use its own valuations for such purpose.

9.03	Value Indemnity: In addition to article 16, Purchaser shall indemnify Seller harmless from and against all losses and liabilities, insofar as those losses and liabilities pertain to ROFR values provided by Purchaser under this article that are determined not to be a bona fide estimate of value.
ARTICLE 10
TITLE REVIEW
10.01	Inspection: Seller will allow Purchaser, and Purchaser’s joint venturer, and their respective employees, agents and representatives, access to all of the Records, data and information in Seller’s possession and control related to the Assets including, without limitation, land, title, contract, geological, geophysical, engineering, and production. Purchaser’s obligations shall be subject to Purchaser’s reasonable satisfaction with Purchaser’s due diligence review including, without limitation, the exploration agreement between EnCana and SWEPI LP. Such agreements shall be acceptable to Purchaser, in Purchaser’s sole and absolute discretion. Purchaser’s joint venturer will agree to a confidentiality agreement prior to obtaining access to any Records.
ARTICLE 11
ENVIRONMENTAL REVIEW
11.01	Inspection: Seller shall, up to and including the Closing Date, make the Assets and the Records available for inspection by Purchaser.
ARTICLE 12
CONVEYANCES
12.01	Assignment: Seller shall execute and deliver to Purchaser at the Closing Date the Assignment covering the Assets with a special warranty of title from Seller agreeing to warrant and defend title to the Assets against all liens, encumbrances and defects of title arising by, through or under Seller, but not otherwise.

12.02	General: Prior to or at Closing, Seller shall prepare and deliver (or cause to be prepared and delivered) to Purchaser all such deeds, assignments, transfers, novations, notices, discharges of security and other documents and assurances as may be reasonably necessary to convey the Assets to Purchaser in exchange for the Purchase Price. Any such Closing documents and assurances shall be in such form and shall be of such content as to be reasonably required by Purchaser. After Closing, Seller shall co-operate with Purchaser to secure execution of such documents and assurances by the parties thereto other than Seller and Purchaser.

12.03	Records: On or before thirty (30) days after Closing, Seller shall deliver to Purchaser the Records.

12.04	Permit and License Transfers: To the extent any permits and/or licenses need to be transferred in connection with the transfer of the Assets to Purchaser, Seller shall cooperate in preparing any application and providing any necessary documentation to transfer such permits and/or licenses. Any costs or fees required to transfer such permits and/or licenses shall be paid by Purchaser. All costs of preparing, filing and/or recording any discharges of security encumbering the Assets shall be borne by Seller.

12.05	Subordinate Documents: The Assignment, and all other such documents and assurances executed and delivered pursuant to this Agreement shall be subject to and burdened by the terms and conditions of this Agreement. All such assignments, documents and assurances are subordinate to the provisions of this Agreement. The provisions of this Agreement shall govern and control in the event of any conflict between the provisions of this Agreement and any such assignment, document or assurance.
ARTICLE 13
SELLER’S REPRESENTATIONS AND WARRANTIES
13.01	Seller’s Representations and Warranties: Seller hereby represents and warrants to Purchaser at the date hereof, which representations and warranties will be true and correct as at the Closing Date, that:
(a)	Requisite Authority: Seller has all requisite power and authority to enter into this Agreement and to sell and receive payment for the Assets on the terms described herein and to perform the obligations of Seller under this Agreement;

(b)	No Conflict: The execution and delivery of this Agreement will not violate, nor be in conflict with any provision of any material agreement or instrument to which Seller is a party or is bound or any judgment, decree, order, statute, rule or regulation applicable to Seller or the organizational documents of Seller;

(c)	Execution and Enforceability: this Agreement and all other documents delivered hereunder have been duly executed and constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to equitable limitations on the availability of remedies and applicable bankruptcy, insolvency, winding up, liquidation, reorganization, moratorium, or other similar laws affecting creditors’ rights generally;

(d)	Title: Seller does not warrant its title to the Assets, but warrants that the Assets are free and clear of all liens, encumbrances and defects of title created by, through or under Seller, but not otherwise, except as disclosed in Schedule “A,” and except for the Permitted Encumbrances;

(e)	Notice of Default: Seller has not received notice of default relating to the Assets or any of them which has not been remedied or waived and, to the knowledge of Seller, there have been paid within applicable time limits all relevant deposits, rentals and royalties and there have been performed and observed all obligations and covenants required to keep the Leases in full force and effect;

(f)	No Lawsuits or Claims: to the knowledge of Seller, Seller is not a party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which might reasonably be expected to result in a material impairment or loss of Seller’s interest in the Assets or any part thereof;

(g)	Taxes: to the knowledge of Seller, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances or the receipt of proceeds therefrom payable by Seller have been properly and fully paid and discharged;

(h)	Finders’ Fees: Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Purchaser shall have any obligation or liability;

(i)	Prices: except as disclosed in Schedule “B” hereto, Seller is not obligated to deliver Petroleum Substances to any party without receiving in due course (and being entitled to retain) full payment at current market prices or contract prices therefore;

(j)	Production Sales Contracts: except as disclosed in Schedule “B” hereto, there are no contracts for the sale of Petroleum Substances produced from the Lands to which Seller is a party or is bound;

(k)	Consent on Lease Assignments: except as disclosed on Schedule “A-1” hereto, no written consents from any third parties are required to transfer the Assets, except for consents by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein which are routinely obtained subsequent to the sale or conveyance;

(l)	Production Penalties: except as disclosed on Schedule “A-1” hereto, none of the Wells are subject to any material production penalty or restriction arising from the overproduction of Petroleum Substances from the Lands (other than those imposed in the ordinary course of the oil and gas industry by a governmental authority);

(m)	Environmental Notice: Seller has not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Assets;

(n)	Outstanding JIBs, LOEs or AFEs: except for the Abandonment Costs for the Wells, to Seller’s knowledge, there are no outstanding or unpaid, joint interest billings, lease operating expenses, cash calls, equalization payments or authorizations for expenditure which exceed Twenty-Five Thousand Dollars ($25,000.00) pursuant to which expenditures have been, will or may be made in respect of the Assets; and

(o)	Penalties: except as disclosed on Schedule “A,” Seller has not elected or refused to participate in any exploration, development or other operation on the Lands, which has or may give rise to penalties or forfeitures.
13.02	Independent Evaluation: Except and to the extent provided in clause 13.01, Seller does not warrant or represent title to the Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of Petroleum Substances respecting the Lands; (ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of Petroleum Substances from the Lands; (v) the quality, condition or serviceability of the Assets; or (vi) the suitability of the use of the Assets for any purpose. Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of Seller’s interest in the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition and value of the Assets and that, except as provided in clause 13.01, it is purchasing the Assets on an “as is, where is, with all faults and without recourse” basis.

13.03	Disclaimers: Except for Seller’s express representations and warranties contained in this Agreement, the Assets are being conveyed by Seller to Purchaser without warranty of any kind, express, implied, statutory, common law or otherwise, and the Parties hereby expressly disclaim, waive and release any express warranty of merchantability, condition or safety and any expressed warranty of fitness for a particular purpose; and Purchaser accepts the Assets “as is, where is, with all faults and without recourse.” Except for the description of the Assets in the Schedules attached to this Agreement, all descriptions of the Assets, heretofore or hereafter furnished to Purchaser by Seller have been and shall be furnished solely for Purchaser’s convenience and have not constituted and shall not constitute a representation or warranty of any kind by Seller. Seller shall have no liability to Purchaser for any claims, loss or damage caused or alleged to be caused directly or indirectly, incidentally or consequentially, by any such Assets by any inadequacy thereof or therewith, arising in strict liability or otherwise, or in any way arising out of Purchaser’s purchase thereof. The Parties hereby acknowledge and agree that, to the extent required by applicable law, the disclaimers contained in this Agreement are “conspicuous” for the purposes of such applicable law.

13.04	Consumer Statutes: The Parties hereby acknowledge and agree that they are not “consumers” within the meaning of any applicable deceptive trade practices or consumer protection act, or any similar statute. Purchaser hereby expressly disclaims, waives and releases all of its rights and remedies under all such laws and any other law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Purchaser voluntarily consents to this waiver and release. To evidence its ability to grant such waiver, Purchaser represents to Seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchaser is represented by legal counsel in entering into this Agreement; and (c) such legal counsel was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.
ARTICLE 14
PURCHASER’S REPRESENTATIONS AND WARRANTIES
14.01	Purchaser’s Representations and Warranties: Purchaser hereby represents and warrants to and with Seller at the date hereof, which representations and warranties will be true and correct as at the Closing Date, that:
(a)	Requisite Authority: Purchaser has all requisite power and authority to enter into this Agreement and to purchase and pay for the Assets on the terms described herein and to perform the obligations of Purchaser under this Agreement;

(b)	No Conflict: the execution and delivery of this Agreement will not violate, nor be in conflict with any provision of any material agreement or instrument to which Purchaser is a party or is bound or any judgment, decree, order, statute, rule or regulation applicable to Purchaser or the constating documents of Purchaser;

(c)	Execution and Enforceability: this Agreement and all other documents delivered hereunder have been duly executed and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to equitable limitations on the availability of remedies and applicable bankruptcy, insolvency, winding up, liquidation, reorganization, moratorium, or other similar laws affecting creditors’ rights generally; and

(d)	Finders’ Fees: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Seller shall have any obligation or liability.

(e)	Financial Ability: Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing. Purchaser has such knowledge and experience in financial and business matters and in oil and gas exploration projects of the type contemplated by this Agreement that Purchaser is capable of evaluating the merits and risks of this Agreement and its investment in the Assets, and Purchaser is not in need of the protection afforded investors by the securities laws. In addition, Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser recognizes that this investment is speculative and involves substantial risk and that Seller has not made any guaranty upon which Purchaser has relied concerning the possibility or probability of profit or loss as a result of Purchaser’s acquisition of the Assets.

(f)	Investment Experience: by reason of Purchaser’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Purchaser has evaluated the merits and risks of the proposed investment in the Assets, and has formed an opinion based solely upon Purchaser’s experience and knowledge, and not upon any representations or warranties by Seller, other than as expressly set forth in this Agreement.
(g)	Condition: Purchaser is provided the opportunity to conduct an independent inspection of the Assets, the public records and the Records, including without limitation for the purpose of detecting the presence of any environmentally hazardous substance or contamination, including petroleum, and the presence and concentration of naturally-occurring radioactive materials and satisfied itself as to the physical condition and environmental condition of the Assets, both surface and subsurface. Purchaser acknowledges that, except as set forth in this Agreement, no representations have been made by Seller regarding environmental conditions or physical conditions, past or present.
ARTICLE 15
BREACH OF REPRESENTATIONS AND WARRANTIES
AND LIABILITY LIMITED
15.01	Notice: No claim may be made against Seller pursuant to or based in any way upon any breach of the representations and warranties set forth in clauses 13.01 and 14.01 unless written notice thereof with reasonable particulars shall have been provided by Purchaser or Seller within one (1) year from the Closing Date.

15.02	Liability Limited: Seller’s total liability for breach of any or all representations or warranties set forth in clause 13.01 shall be limited twenty five percent (25%) of the Purchase Price. The monetary limit in this clause shall not apply to any misrepresentation of material fact contained in this Agreement, the exhibits and schedules hereto or the Records which constitutes fraud pursuant to applicable law.

15.03	Knowledge: Neither Party shall have any liability for any breach of the representations and warranties set forth in clauses 13.01 and 14.01, if: (a) such breach, or misrepresentation shall have been waived by the other Party; or (b) such other Party had knowledge of such breach or misrepresentation at or before the Closing.

15.04	Monetary Damages: The Parties acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation or warranty contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, the Parties hereby waive any right to rescind this Agreement or any of the transactions contemplated hereby after the Closing.

15.05	No Consequential Damages: Notwithstanding anything to the contrary, neither Party shall be entitled to seek or obtain any remedy or award for punitive, exemplary, indirect or consequential damages including, without limitation, damages for lost sales, profits or income.

ARTICLE 16
ASSUMPTION BY PURCHASER
16.01	Assumption: Except as set forth in Clause 16.03 below, and in addition to clauses 9.03 and 16.02, Purchaser shall both:
(a)	assume, be liable for; and, in addition,

(b)	indemnify, defend and hold harmless Seller from and against, those matters or things arising or accruing from and after the Effective Date, in respect of any and all Claims of any nature or kind with respect to or pertaining to the Assets, including without limitation, Seller’s interests and obligations arising or accruing after the Effective Date in all agreements that are assigned to Purchaser respecting the Assets, including without limitation the Material Agreements, and all debts pertaining to the Assets which arise or accrue subsequent to the Effective Date; and
(c)	Commencing one (1) year from the date of Closing, all Claims with respect to the Assets, including without limitation those arising pre-Effective Date, without limitation, but excluding Claims arising from Seller’s gross negligence or willful misconduct.
16.02	Environmental Obligations: Except as set forth in clause 16.03 below, Purchaser shall both:
(a)	assume, be liable for; and, in addition,

(b)	indemnify, defend and hold harmless Seller from and against, any and all environmental liabilities and obligations respecting the Assets (whether arising or accruing before, on or after the Effective Date), but excluding Claims arising from Seller’s willful misconduct.
16.03	Wells. Notwithstanding anything to the contrary herein, with respect to the Wells:
(a)	Until the Parties mutually agree upon the Abandonment Costs pursuant to clause 5.01 above, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all Claims of any nature or kind with respect to or pertaining to the Wells including, without limitation, the Abandonment Costs.

(b)	If the Parties mutually agree upon the Abandonment Costs pursuant to clause 5.01 above on or before the Post Closing Date, Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Claims of any nature or kind with respect to or pertaining to the Wells including, without limitation, the Abandonment Costs.

(c)	If the Parties do not mutually agree upon the Abandonment Costs pursuant to clause 5.01 above on or before the Post Closing Date, Purchaser shall promptly execute, acknowledge and deliver to Seller an assignment of the Wells, and Seller shall indemnify, defend and hold harmless Purchaser from and against any and all Claims of any nature or kind with respect to or pertaining to the Wells including, without limitation, the Abandonment Costs.

ARTICLE 17
CLOSING CONDITIONS
17.01	Seller’s Closing Conditions: The obligation of Seller to complete the sale of the Assets to Purchaser pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:
(a)	Representations and Warranties True: all representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the date hereof and the Closing Date;

(b)	Payment: Purchaser shall have tendered to Seller in the form stipulated herein the Purchase Price, as adjusted, pursuant hereto;

(c)	Compliance with Covenants: Purchaser shall have performed or complied in all material respects with all of its obligations and covenants under this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date;

(d)	Approvals: all necessary approvals, consents or clearances from such government or regulatory agencies of appropriate jurisdiction necessary or essential to permit this transaction have been obtained, other than consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if they are routinely obtained subsequent to the sale or conveyance;

(e)	No Action or Proceeding: no third party claim shall be pending before any court or governmental agency or authority seeking to restrain or prohibit this transaction which would materially and adversely affect the Assets; and
17.02	Waiver: The foregoing conditions contained in clause 17.01 shall be for the benefit of Seller and may, without prejudice to any rights of Seller hereunder, or at law or equity, be waived by Seller in writing, in whole or in part, at any time. In case any of the said conditions shall not be complied with through no act, default, or omission of Seller, or waived by Seller, Seller may terminate this Agreement by written notice to Purchaser.

17.03	Purchaser’s Closing Conditions: The obligation of Purchaser to complete the purchase of the Assets from Seller pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:
(a)	Representations and Warranties True: all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the date hereof and the Closing Date;

(b)	Compliance with Covenants: Seller shall have performed or complied in all material respects with each of its obligations and covenants under this Agreement to be performed or complied with by Seller at or prior to the Closing Date;

(c)	Approvals: Except as otherwise provided herein, all necessary approvals, consents or clearances from such government or regulatory agencies of appropriate jurisdiction necessary or essential to permit this transaction have been obtained, other than consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;
(d)	No Action or Proceeding: no third party claim shall be pending before any court or governmental agency or authority seeking to restrain or prohibit this transaction which would materially and adversely affect the Assets;
17.04	Waiver: The foregoing conditions contained in clause 17.03 shall be for the benefit of Purchaser and may, without prejudice to any of the rights of Purchaser hereunder, or at law or equity, be waived by Purchaser in writing, in whole or in part, at any time, provided Purchaser may not waive the existence and operation of any ROFR. In case any of the said conditions shall not be complied with through no act, default, or omission of Purchaser, or waived by Purchaser, Purchaser may terminate this Agreement by written notice to Seller.

17.05	Satisfaction of Conditions Precedent: Each Party will use reasonable efforts to cause the conditions precedent set forth in clauses 17.01 and 17.03, which are for the benefit of the other Party, to be fulfilled and satisfied as soon as practicable.
ARTICLE 18
TERMINATION
18.01	Termination: In the event that this Agreement is terminated pursuant to either of clauses 17.02 or 17.04, each Party shall be released from all obligations hereunder and each Party shall take all reasonable action to return each of the other Parties to the position relative to the Assets which such Party occupied prior to the execution hereof, it being understood that Seller and Purchaser will each bear all costs incurred by it prior to such termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the Parties; or (b) by either Party, if the Closing shall not have occurred on or before October 1, 2008 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this clause 18.01 shall not be available: (a) to Seller, if any breach of this Agreement by Seller has been the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date; or (b) to Purchaser, if any breach of this Agreement by Purchaser has been the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date; or (c) to either Party if on the Expiration Date any ROFRs remain outstanding and the time periods within which the holders thereof have the right to exercise or waive have not expired.
ARTICLE 19
POST-CLOSING OBLIGATIONS
19.01	Post-Closing Obligations: In the event the purchase and sale contemplated hereby is completed and if, for any reason, the Parties are unable on the Closing Date to cause Purchaser to become the recognized holder of any of the Assets in the place and stead of

Seller, then, in conjunction with article 16 and subject to clauses 6.03, 19.02 and 19.03, Seller shall:
(a)	Standard of Care: hold and stand possessed of such Assets fully on behalf of Purchaser, as nominee, and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets fully for the benefit, use and ownership of Purchaser. As nominee hereunder, Seller shall have no liability except for Seller’s gross negligence or willful misconduct. Except to the extent they are set-off against costs and expenses paid by Seller on Purchaser’s behalf as hereinafter permitted, cause such proceeds to be delivered to Purchaser as soon as reasonably possible;

(b)	Notices from Third Parties: in a timely manner, deliver to Purchaser all third party notices and communications received by it in respect of such Assets;

(c)	Notices to Third Parties: in a timely manner, deliver to third parties all such notices and communications as Purchaser may reasonably request and all such monies and other items as Purchaser may reasonably provide in respect of such Assets; and

(d)	General: as agent of Purchaser, do and perform all such acts and things and execute and deliver all such agreements, notices and other documents and instruments, as Purchaser may reasonably request in writing for purposes of facilitating the exercise of rights incidental to the ownership of such Assets or required by any government or regulatory agency of appropriate authority having jurisdiction.
19.02	Payment of Invoices: Purchaser shall pay all invoices, cash calls and bills forwarded to it by Seller which pertain to the Assets which Seller does not pay on behalf of Purchaser.

19.03	Further Assurances: At Closing and thereafter, as may be necessary or desirable and without further consideration, the Parties shall execute, acknowledge and deliver such other instruments and shall take such other action as may be necessary to carry out their respective obligations under this Agreement.
ARTICLE 20
GENERAL PROVISIONS
20.01	Notices:
(a)	All notices and other communications given in connection with this Agreement shall be in writing and may be given by delivering them or by sending them by facsimile to the Parties at the following addresses:

To Seller: EnCana Oil & Gas (USA) Inc. 370 17th Street, Suite 1700 Denver, CO 80202 Attn: Kit Akers, Land Lead, New Ventures Phone: 720-876-5123 Fax: 720-876-6123	To Purchaser: Delta Petroleum Corporation 370 17th Street, Suite 4300 Denver, CO 80202 Attn: Lyell Coe, Senior Vice President Phone: 303-575-0319 Fax: 303-575-0419

(b)	Receipt: Any notice shall:
(i)	if delivered, be deemed to have been given or made at the time of delivery;

(ii)	be deemed to have been received two (2) days after deposit with an international overnight courier service, if sent via priority overnight; or

(iii)	if sent by facsimile, be deemed to have been given or made on the Business Day following the day on which it was sent.
(c)	Change of Address: Either of the Parties may from time to time change its address for service herein by giving written notice to the other Party.
20.02	Prior Agreements and Amendments: This Agreement, and the Schedules hereto, shall supersede and replace any and all prior negotiations, discussions, agreements and understandings between the Parties hereto, whether oral or written, relating to the transactions contemplated hereby, and may be amended only by written instrument signed by all the Parties.

20.03	Governing Law: Disputes between the Parties regarding the terms of this Agreement shall be exclusively subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Colorado. With respect to such contract disputes, each Party irrevocably submits to the exclusive jurisdiction of the district courts of the City and County of Denver, State of Colorado and all courts of appeal therefrom. All disputes with regard to real property matters shall be exclusively subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Washington. With respect to such real property matters, each Party irrevocably submits to the exclusive jurisdiction of the courts of the state and all courts of appeal of the State of Washington. In the event of any disputes arising in connection with or related to this Agreement, the prevailing Party shall recover court costs and reasonable attorney’s fees from the opposing Party.

20.04	Entire Agreement: This Agreement, and the Schedules hereto, comprise the entire agreement between the Parties. There is no representation, warranty or collateral agreement relating to the sale and purchase of the Assets, except as expressly set forth herein, and there are no implied terms hereunder, statutory or otherwise.

20.05	Time: Time shall in all respects be of the essence in this Agreement.

20.06	No Merger: The covenants, representations, warranties and indemnities set forth in this Agreement shall not merge in any assignments, conveyances, transfers and other documents conveying the Assets to Purchaser.

20.07	Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.

20.08	Public Announcements:

(a)	The Parties shall cooperate with each other in relaying to third parties whom need to know information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto. However, nothing in this clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by regulation or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

(b)	Notwithstanding subclause (a), Seller shall be permitted to disclose information pertaining to this Agreement and the identity of Purchaser, to the extent required to enable Seller to fulfill its obligations pertaining to ROFRs, in accordance with clause 8.01.
20.09	Counterpart Execution: This Agreement may be executed by facsimile and in counterparts and all executed and delivered counterparts together shall constitute a fully executed agreement.
     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Delta Petroleum Corporation	EnCana Oil & Gas (USA) Inc.

Roger A. Parker, Chief Executive Officer	By:	/s/ Douglas J. Tierney

		Name:	Douglas J. Tierney

/s/ Roger A. Parker		Title:	V.P. Business Development